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
                         CONCURRENT COMPUTER CORPORATION
                                   EXHIBIT 11

                BASIC AND DILUTED EARNINGS PER SHARE COMPUTATION

                                   THREE MONTHS ENDED   SIX MONTHS ENDED
                                    DECEMBER 31, 1998  DECEMBER 31, 1998
                                    -----------------  -----------------
                                      BASIC   DILUTED    BASIC   DILUTED
                                     -------  --------  -------  --------
Average outstanding shares: . . . .   47,852    47,852   47,763    47,763
Diluted options outstanding . . . .        -     1,362        -     1,457
                                     -------  --------  -------  --------
Equivalent Shares . . . . . . . . .   47,852    49,214   47,763    49,220
                                     =======  ========  =======  ========

Net income. . . . . . . . . . . . .  $   915  $    915  $   489  $    489
Preferred stock dividends
  and accretion of preferred shares        -         -        -         -
                                     -------  --------  -------  --------
Net income available to common
  stockholders. . . . . . . . . . .  $   915  $    915  $   489  $    489
                                     =======  ========  =======  ========
Earnings per share. . . . . . . . .  $  0.02  $   0.02  $  0.01  $   0.01
                                     =======  ========  =======  ========
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